Exhibit 99.1

May 24, 2010

Dear Shareholder:

As we informed you recently, a fundamental change has occurred in the non-listed REIT industry as a result of a regulatory notice issued by the Financial Industry Regulatory Authority (FINRA).  A non-listed REIT must now provide a new estimated share value within 18 months from the close of its final offering, and for Behringer Harvard REIT I, Inc., that 18 month period ends on June 30, 2010.

Our board of directors met recently and established an estimated per share value of our common stock of $4.25 per share, effective as of May 17, 2010, pursuant to our estimated valuation policy.  As we noted in our recent communication to you, today’s difficult economic environment for commercial real estate does not make this the optimal time to provide updated estimated per share values.  Please also recall that this estimated valuation is at a particular snapshot in time.  Because we expect to provide a new estimated share valuation at least every 18 months, the estimated valuation of your shares will likely go up or down depending upon then-existing market and portfolio conditions.  In our view, our updated estimated per share value is not indicative of the eventual value the REIT expects to harvest under normalized economic conditions.

The revised estimated per share value will be reflected on your statement for the second quarter of 2010, which you should receive by mid-July.  To give you an idea of the effect of the revised estimated valuation, we have provided the following example of an investment in the amount of $10,000 made in January of 2006 with all distributions received in cash:

Shares Owned as of May 17, 2010	1,000

Inception-to-Date Cash Distributions	$2,512.28

Sum of Estimated Share Value and Distributions	$6,762.28

To see how the new estimated share valuation affects your account specifically, please go to www.behringerharvard.com and log in under the “Investors” section.  If you have not previously established online account access, instructions on how to do so are available on the website under the “Investors” section.  Please note that you will need your account number and social security number to establish online account access.

Please note that the estimated value may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets.  For a detailed description of the valuation methodologies used and other limitations related to the estimated valuation, please refer to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 18, 2010, which is available without charge at the SEC’s website at www.sec.gov or at www.behringerharvard.com.

Changes Resulting from the New Estimated Valuation

New share purchase price for Distribution Reinvestment Plan (DRP).  In accordance with the DRP, future distributions may be reinvested in shares of our common stock at a price of $4.25 per share, which is equal to estimated per share value disclosed above.

New share redemption price for Share Redemption Program (SRP).  In accordance with the SRP, the per share redemption price for exceptional redemptions, which are those redemptions made on circumstances of death, qualifying disability or confinement to long-term care, will be the lesser of (a) the estimated per share value disclosed above or (b) the average price per share that investor paid for his shares.  For all other ordinary redemptions, the per share redemption price will be the lesser of (a) 90% of the estimated per share value disclosed above or (b) 90% of the average price per share that the investor paid for his shares.  However, as previously reported to you, we have suspended redemptions other than exceptional redemptions until further notice.  Further, our board of directors elected to adjust the 2010 funding limit for exceptional redemptions for each of the remaining two quarters of 2010 to $1,062,500 to reflect the adjustment in the estimated valuation.

At its recent meeting, the board also determined it was critical to implement further prudent capital preservation practices to protect shareholder value and position the REIT for participation in the anticipated economic recovery.  Commercial office real estate is capital intensive in nature and a lagging economic indicator.  Due to the recession and historically high unemployment rates, additional initiatives to preserve capital are prudent to prepare to re-tenant vacant space, finance capital improvements and refinance or restructure our upcoming debt maturities.  For these reasons, our board set the distribution rate for May, June and July 2010 at $0.0083 per share, which is a 1% annualized rate based on a purchase price of $10.00 per share.  Distributions are payable to shareholders of record on each of May 31, June 30 and July 31, 2010 and will be paid in cash on or before the 16th day of the following month.

In a continuing demonstration of support to the REIT and participation with its shareholders in the REIT’s capital preservation initiatives, our advisor has made concessions to help us preserve capital by waiving, not deferring, approximately $2.2 million in asset management fees in the first quarter of 2010.  Since the beginning of 2009, our advisor has waived approximately $9.7 million in asset management fees, and we have been able to retain and deploy this capital.

We believe these capital preservation steps, in addition to aggressive management of assets, will help the REIT maintain the liquidity necessary to address our upcoming financial challenges and position us to emerge from these difficult economic times as a stronger company.  We appreciate your support in our efforts as we strive to continue to perform in these current challenging times.  You can help in the effort to reduce expenses by electing to receive investor communications electronically.  To do so, visit our website at www.behringerharvard.com and select the option to “Go Paperless” at the top of the home page.  With over 65,000 shareholders in the REIT, a simple mailing can cost almost $100,000. We are certain you would agree that this capital is better allocated to our properties.  We thank you in advance for your consideration and assistance.  If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely yours,

Robert Behringer

Chairman of the Board

Robert S. Aisner

President and Chief Executive Officer

cc: Your financial advisor